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                                                                      EXHIBIT 10

                              CONSULTING AGREEMENT


                  THIS CONSULTING AGREEMENT (the "Agreement" or the "Consulting Agreement") is made and entered into as of the date(s) set forth below to be effective the 1st day of October, 2001 (the "Agreement Date"), by and between UNIFAB International, Inc., a corporation organized and existing under the laws of the State of Louisiana (the "Company"), and Varix, Ltd., a limited partnership organized and existing under the laws of the State of Texas ("Varix").

         Section 1. Effective Date and Term. This Consulting Agreement shall be effective as of the Agreement Date, and shall remain effective until December 31, 2002 (the "Engagement Term") or until otherwise terminated pursuant to the terms of this Agreement.

         Section 2. Engagement - Services to be Rendered. Varix shall provide for the benefit of the Company services of the President and Chief Executive Officer. The Company and Varix agree that Jerome E. Chojnacki (the "Executive") shall be designated to provide such services, and that he shall devote a minimum of 50% of his time, attention, energies and business efforts to the Company. The Company further agrees that the Executive shall serve as the Chairman of the Board of Directors.

         Section 3. Fees. The Company shall pay or provide to Varix the following:

                  (a) Consulting Fee. A consulting fee of $375,000 (the "Consulting Base Fee") for the Engagement Term, which amount shall be prorated and paid to Varix in equal semi-monthly installments commencing as of the Agreement Date.

                  (b) Performance Bonus. Varix shall be paid an annual performance bonus in an amount equal to 10% of the Company's EBITDA, with a minimum amount per calendar year of $50,000. Such performance bonus shall be paid to Varix not later than 30 days after the end of each calendar year which is also the close of the Company's fiscal year (the "Bonus Payment Date") and shall be paid even in the event this Consulting Agreement is terminated prior to any Bonus Payment Date regardless of the reason for termination. An annual performance bonus shall be payable for both calendar years 2001 and 2002 in a minimum amount of $50,000 each year for a total minimum annual performance bonus under this Consulting Agreement of $100,000.

                  (c) Restricted Stock. Varix shall be granted 50,000 restricted shares of the Company's common stock, $0.01 par value per share (the "Common Stock"); such grant shall be evidenced by a separate written agreement between Varix and the Company and shall be subject to the terms and conditions set forth therein.

                  (d) Stock Options. Varix shall be granted options to acquire 150,000 shares of Common Stock; the per share exercise price shall be the closing sales price of the Common Stock on the Agreement Date. Such grant shall be evidenced by a separate written agreement between Varix and the Company and shall be subject to the terms and conditions set forth therein.

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         Section 4. Status of the Executive. The Company and Varix acknowledge the Executive is neither an employee of or independent contractor as to the Company. Varix is and shall remain solely responsible for all matters related to the compensation of the Executive, including the payment, withholding and remittance of all applicable Federal and state income and employment taxes with respect thereto. The Company and Varix each agree to indemnify and hold harmless the other from any penalty, tax, liability or other damage arising from the failure to perform the obligations set forth in this Section 4 with respect to the services to be rendered to the Company by the Executive.

         Section 5. Status as a Statutory Employer. The parties acknowledge that the services provided by the Executive hereunder (whether the Executive is deemed to be a direct, borrowed, special or statutory employee of the Company) are an integral part of and are essential to the business and operations of the Company, and that the Company shall be presumed to be the statutory, principal or special employer of the Executive solely for workers' compensation programs. The parties further agree that notwithstanding any such characterization, Varix shall remain primarily responsible for the payment of applicable worker's compensation benefits to the Executive, shall not be entitled to seek contribution for any such payment from the Company, and shall indemnify and hold harmless the Company for any and all workers' compensation payments made by the Company to the Executive.

         Section 6. Other Benefits. Neither the Executive nor Varix shall be entitled to participate in any employee benefit or similar plan, policy or program maintained by the Company for the benefit of its employees or officers. The Company shall pay to Varix all expenses of the Executive for travel, lodging and related expenses incurred for the benefit of the Company including Executive's travel to and from Houston, Texas where Executive shall be based.

         Section 7. Termination. Unless earlier terminated as provided herein, this Agreement shall terminate and the Company's obligations hereunder shall cease as of the expiration of the employment term.

                  (a) Breach. The Company may terminate this Consulting Agreement for Breach. Upon such termination, the Company's obligations hereunder shall cease and the Company shall make such payments as may be required under
Section 8 hereof. For this purpose, the term "Breach" shall mean that Varix fails to perform its material duties and obligations hereunder and is unable to unable to cure such failure in a manner reasonably satisfactory to the Company after ten days written notice.

                  (b) Good Reason. Varix may terminate this Consulting Agreement for Good Reason. The termination of this Consulting Agreement by Varix for Good Reason shall be deemed to be a justifiable termination and shall excuse Varix from the obligation to render services under or relating to this Agreement. As used herein, the term "Good Reason" shall mean:

                           (i) any breach of this Agreement by the Company that
continues for a period of ten days after written notice thereof is given by Varix to the Company;

                           (ii) the failure by the Company to obtain the
assumption of its obligations under this Agreement by any successor or assign as contemplated in Section 14 hereunder; or


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                           (iii) the assignment by the Board of Directors to
Varix (or its representative) of any duties or responsibilities that are inconsistent with the status, title and position as President and Chief Executive Officer of the Company.

                  (c) Other Termination. Either party may terminate this Agreement for any reason with 60 days prior written notice to the affected party.

                  (d) Notice of Termination. Any purported notice of termination of this Consulting Agreement or of a Breach or Good Reason in connection therewith must be communicated in a writing delivered to the other party as provided in Section 13 hereof (any notice intended to comply with this sentence is referred to herein as a "Notice of Termination"). Any such Notice of Termination that purports to terminate this Consulting Agreement for Breach or for Good Reason shall specify the circumstances supporting such Breach or Good Reason.

                  (e) Date of Termination. "Date of Termination" means the date specified in the Notice of Termination, which shall not be less than ten days after delivery of such notice with respect to Breach or Good Reason or not less than 60 days after delivery for any other reason.

         Section 8. Obligations Upon Termination. If the Company shall terminate this Agreement other than for Breach or Varix shall terminate this Agreement for Good Reason, then the Company shall pay to Varix in a lump sum in cash within 30 days after the Date of Termination the unaccrued Consulting Base Fee payable through the end of the Engagement Term.

         If the Company shall terminate this Agreement for Breach or Varix shall terminate this Agreement other than for Good Reason, the Company shall pay to Varix in a lump sum in cash within 30 days after the Date of Termination the amount of any accrued but unpaid Consulting Base Fee determined as of the effective Date of Termination.

         The Restricted Stock and Stock Options shall not be affected by termination of this Consulting Agreement for any reason.

         Section 9. Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

         Section 10. No Employment Rights. This Consulting Agreement is solely for the benefit of the Company and Varix and is not intended to constitute or create a contract of employment as between the Company and the Executive.

         Section 11. Governing Law. The validity of this Consulting Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by


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and construed in accordance with federal laws and regulations and the internal laws of the State of Louisiana applicable to contracts made and to be performed wholly within such state.

         Section 12. Headings. The headings of sections and subsections hereof are included solely for the convenience of reference and shall not control the meaning or interpretation of any of the provisions of the Consulting Agreement.

         Section 13. Notices. All notices, requests, demands and other communications provided for by this Consulting Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States mail, postage prepaid, addressed as follows:

                  If to the Company:     UNIFAB International, Inc.
                                         5007 Port Road
                                         New Iberia, Louisiana 70560
                                         Attn: Vice President
                                               and Chief Financial Officer

                  If to Varix:           Varix, Ltd.
                                         14550 Torrey Chase Blvd., Suite 260
                                         Houston, Texas 77014
                                         Attn:    Mr. J. E. Chojnacki

         Section 14. Assignment. This Consulting Agreement and all obligations of the Company and Varix hereunder shall be binding on such parties and on any successor thereto. This Consulting Agreement may not be assigned, in whole or in part, by the Company or Varix, as the case may be, without the express written consent of the affected party.

         Section 15. Integration and Amendment. This Consulting Agreement and the Confidentiality and Intellectual Property Agreement by and between the Company and the Executive dated of even date herewith constitute the entire understanding between the parties with respect to the subject matter hereof and supersede any prior agreement or understanding, whether written or oral, relating to such subject matter.

         Section 16. Amendment. No modification or amendment to this Consulting Agreement shall be effective or binding unless in writing, specifying such modification or amendment, executed by both parties hereto.

         Section 17. Separate Counsel. Varix acknowledges that it has been advised to engage separate counsel with respect to the terms and conditions of this Consulting Agreement. Neither the Company nor any officer of employee thereof has provided any legal or tax advice to Varix with respect to the subject matter hereof.

         Section 18. Counterparts. This Consulting Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


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         THIS CONSULTING AGREEMENT was executed as of the date set forth below, to be first effective as of the date set forth in Section 1 hereof.

VARIX, LTD.,                                 UNIFAB INTERNATIONAL, INC.
By VERDANT, L.L.C., its General Partner

By: /s/ Jerome E. Chojnacki                  By: /s/ George C. Yax
    ------------------------------------         -------------------------------
         Name:    Jerome E. Chojnacki            Name:   George C. Yax
                  Title:   Member                Title:  Director, Member of the
                                                         Compensation Committee


Date:  October 26, 2001                      Date:    October 30, 2001
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